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                                                                 EXHIBIT h(6)(i)

                                ING EQUITY TRUST
                            ING FUNDS SERVICES, LLC
                      AMENDED SHAREHOLDER SERVICE AGREEMENT
                                  FEE SCHEDULE

I.  SHAREHOLDER SERVICING FEES:

      Telephone Calls (inbound and outbound) - $2.47

      Correspondence - $4.95

II. NOTES TO THE ABOVE FEE SCHEDULE:

A. The above schedule does not include reimbursable out-of-pocket expenses that are incurred on the Fund's behalf. Examples of reimbursable expenses include but are not limited to expenses for postage, express delivery services, envelopes, forms, telephone communication expenses and stationery supplies. Reimbursable expenses are billed separately from service fees on a monthly basis.

B. The above fees are guaranteed for a three-year period, subject to an annual increase in an amount not less than the annual percentage change in the Consumer Price Index (CPI) for all urban consumers.

Last Adjusted: August 1, 2003(1)

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(1) Fee increase includes the percent change in the level of the Consumer Price
Index between December 31, 2001 through December 31, 2002.